FOR IMMEDIATE RELEASE Contact: David Stakun

April 27, 2006 (215) 355-2900

Technitrol Reports Record Revenues

and Continued Earnings Growth in Q106

PHILADELPHIA -- Technitrol, Inc. (NYSE: TNL) reported consolidated revenues of a record $221.1 million for its first fiscal quarter ended March 31, 2006. Revenues were $184.5 million in the previous quarter and $141.4 million in the first quarter of 2005.

According to U.S. Generally Accepted Accounting Principles (GAAP), first-quarter net earnings from continuing operations were $12.0 million, or $0.30 per diluted share, including after-tax severance and asset-impairment expenses totaling $0.8 million, or $0.02 per share, and non-recurring costs amounting to $0.6 million after taxes, or $0.01 per share, related to a purchase accounting step-up in inventory value resulting from the ERA Group acquisition, which was completed in January 2006. Excluding these items, earnings per diluted share in the first quarter were $0.33. (See the attached "Non-GAAP Measures" table that reconciles net earnings per diluted share excluding these items to GAAP net earnings per diluted share.)

By comparison, GAAP net earnings from continuing operations in the previous quarter were $7.8 million, or $0.19 per diluted share, including after-tax severance and asset-impairment expenses totaling $2.0 million, or $0.05 per share, the cumulative effect of an accounting change (FIN No. 47) of $0.6 million, or $0.01 per share, and the effect of a purchase accounting step-up in inventories from the acquisition of LK products in September 2005 amounting to $1.5 million, or $0.04 per share. Net income in the year-ago quarter was $5.1 million, or $0.13 per diluted share, including after-tax severance and asset-impairment expenses of $0.9 million, or $0.02 per share. Excluding the items discussed above, continuing earnings per diluted share were $0.29 in the previous quarter and $0.16 in the first quarter of 2005.

(Technitrol's revenue and earnings comparisons and the segment performance reports that follow include contributions to Pulse results from LK Products and ERA Group since their acquisitions in September 2005 and January 2006, respectively, and exclude results from AMI Doduco's former bimetal and metal cladding business, which was sold in June 2005 and is reflected as a discontinued operation.)

Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure reconciled with GAAP net earnings from continuing operations in the attached "Non-GAAP Measures" table) were $24.3 million in the first quarter of 2006, compared with $21.4 million in the previous quarter and $14.0 million in the first quarter of 2005, excluding pre-tax severance and asset-impairment expenses in all periods, the cumulative effect of accounting changes, if any, and the purchase accounting step-up adjustments related to LK and ERA inventories in their respective periods.

Net cash at March 31, 2006 was $24.0 million (cash and equivalents of $65.8 million less debt of $41.8 million), compared with $87.0 million (cash and equivalents of $173.7 million less debt of $86.7 million) at the end of the previous quarter. The reduction in net cash since the end of 2005 reflects approximately $53 million, net of cash acquired, of cash used to acquire ERA Group. The majority of the incremental acquisition-related debt, which had been outstanding at year-end, was repaid during the first quarter of 2006. Technitrol's capital spending in the first quarter of 2006 was approximately $5.7 million.

Pulse

Pulse designs and manufactures a wide variety of passive electronic components and modules, electronic connector products, antennas for wireless communication/ information devices, automotive ignition coils and other automotive components. Revenues for the first quarter were $144.2 million, compared with $121.0 million in the previous quarter and $75.6 million in the first quarter of 2005.

Pulse's first-quarter revenues reflected continued strong sales performance across all non-consumer product lines and the addition of revenues from ERA Group. Antenna division revenues benefited from strong worldwide demand for wireless terminal devices, consistent with recent reports from handset manufacturers. Pulse's legacy networking, telecommunications, power conversion and military/aerospace divisions continued to show steady improvement across virtually all product lines. Automotive division revenues reflected the strength of the automotive market in Europe, where virtually all of that division's products are sold. Shipments in the consumer division tapered off from the previous quarter, reflecting lower production levels for all types of televisions in anticipation of cooling consumer demand as the Winter Olympics have ended and the World Cup soccer matches draw closer.

Pulse's GAAP operating profit in the first quarter was $12.3 million, compared with $9.6 million in the fourth quarter and $6.0 million in the first quarter of 2005. Excluding pre-tax severance and asset-impairment expenses of $0.5 million in the first quarter of 2006, $1.3 million in the previous quarter and $0.9 million in the first quarter of 2005, along with LK and ERA inventory step-up costs in the two most recent quarters, first-quarter 2006 operating profit of $13.6 million was up 9.5% from $12.4 million in the previous quarter and up 97.1% from $6.9 million in the first quarter of 2005 (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense" with GAAP operating profit). Pulse's first-quarter operating margin reflects the benefits of strong production volumes and prior restructuring and expense reduction efforts, offset by a less favorable sales mix due to the addition of automotive products, as integration activities in that division are just beginning.

AMI Doduco

AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. First-quarter shipments reflect continued relative market strength in Europe and North America and rapid growth of the electrical equipment market in China. Revenues from continuing operations were $76.9 million, compared with $63.5 million in the previous quarter and $65.8 million in the first quarter of 2005. Revenue growth in the first quarter, normally the strongest quarter of the year, compared with the prior year and the fourth quarter is partly attributable to significantly higher pass-through costs for silver and other metals, as well as AMI Doduco's continued success in gaining market share.

AMI Doduco's first-quarter GAAP operating profit from continuing operations, including $0.4 million in pre-tax severance and asset-impairment expenses, was $2.9 million, compared with $1.2 million in the previous quarter and $1.5 million in the first quarter of 2005. Excluding severance and asset-impairment expense in all periods, first-quarter 2006 operating profit was $3.3 million, compared with $2.3 million a quarter ago and $1.5 million in the first quarter of 2005. (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense" with GAAP operating profit.) Operating margin improvements in the most recent quarter are attributable to better cost absorption from higher production volumes, the further success of efforts to reduce costs and expenses, continued emphasis on lean manufacturing and price increases on selected products.

Outlook

Technitrol expects consolidated revenues for the second quarter of 2006 to be comparable to or slightly below those in the first quarter. A sequential-quarter revenue decline, if any, would be attributable to AMI Doduco, where historically, the first quarter has been the strongest, and where average silver prices may weaken. Excluding severance and asset-impairment expense, if any, operating profit is expected to be between $17 million and $18 million, and the effective tax rate approximately 20%.

The company plans to provide no further outlook information until results are reported for the second quarter of 2006. In the absence of public announcements from Technitrol, changes in forecasts from equity analysts are unofficial and should be considered with due caution.

Cautionary Note

Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the company's 10-K report for the year ended December 30, 2005 in Item 1 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995)."

These risk factors include, but are not limited to, the following:

    Cyclical changes in the markets we serve could result in a significant decrease in demand for our products and reduce our profitability.

    Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

    An inability to adequately respond to changes in technology or customer needs may decrease our sales.

    If our inventories become obsolete, our future performance and operating results will be adversely affected.

    An inability to capitalize on our recent or future acquisitions may adversely affect our business.

    Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

    An inability to identify additional acquisition opportunities may slow our future growth.

    If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

    If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

    Uncertainty in demand for our products may result in increased costs of production, an inability to service our customers, or higher inventory levels which may adversely affect our results of operations and financial condition.

    A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

    Competition may result in lower prices for our products and reduced sales.

    Our backlog is not an accurate measure of future revenues and is subject to customer cancellation.

    Fluctuations in foreign currency exchange rates may adversely affect our operating results.

    Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

    Shifting our operations between regions may entail considerable expense.

    Liquidity requirements could necessitate movements of existing cash balances which may be subject to restrictions or cause unfavorable tax and earnings consequences.

    Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

    Public health epidemics (such as flu strains or severe acute respiratory syndrome) or other natural disasters (such as earthquakes or fires) may disrupt operations in affected regions and affect operating results.

    Costs associated with precious metals may not be recoverable.

    The unavailability of insurance against certain business risks may adversely affect our future operating results.
    Environmental liability and compliance obligations may affect our operations and results.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

Investors: Technitrol's quarterly conference call will take place on Thursday, April 27, 2006 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on April 27, 2006 and concluding at midnight, May 4, 2006. For telephone replay, dial (412) 317-0088 and enter access code 363177#. For Internet replay, use the link from our home page mentioned above.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
	Quarter Ended
	3/31/2006	4/1/2005

Net sales	$ 221,093	$ 141,391
Cost of goods sold	169,900	107,422
Gross profit	51,193	33,969
Selling, general and administrative expenses	35,087	25,602
Severance and asset-impairment expenses	865	942
Operating profit	15,241	7,425

Interest income (expense), net	(687)	240
Other income (expense), net	494	(420)
Net earnings from continuing operations before income taxes, minority interest and cumulative effect of accounting change	15,048	7,245
Income taxes	2,793	1,575
Minority interest, net of income taxes	(288)	(221)
Net earnings from continuing operations before cumulative effect of accounting changes	11,967	5,449
Cumulative effect of accounting changes, net of income taxes	75	--
Net (loss) from discontinued operations, net of taxes	(78)	(340)
Net earnings	11,964	5,109
Basic earnings per share from continuing operations before cumulative effect of accounting changes	0.30	0.14
Cumulative effect of accounting changes, net of income taxes	0.00	--
Basic (loss) per share from discontinued operations	(0.00)	(0.01)
Basic earnings per share	0.30	0.13

Diluted earnings per share from continuing operations before cumulative effect of accounting changes	0.30	0.14
Cumulative effect of accounting changes, net of income taxes	0.00	--
Diluted (loss) per share from discontinued operations	(0.00)	(0.01)
Diluted earnings per share	0.30	0.13

Weighted average common and equivalent shares outstanding	40,426	40,356

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
	Quarter Ended
	3/31/2006	4/1/2005
Net sales
Pulse	$ 144,169	$ 75,578
AMI Doduco	76,924	65,813
Total net sales	221,093	141,391
Operating profit
Pulse	12,342	5,963
AMI Doduco	2,899	1,462
Total operating profit	15,241	7,425

FINANCIAL POSITION
(in thousands, except per-share amounts)	3/31/2006	12/30/2005
	(unaudited)
Cash and equivalents	$ 65,796	$ 173,664
Trade receivables, net	160,495	136,115
Inventories	85,665	73,598
Other current assets	25,159	20,174
Fixed assets	110,851	92,898
Other assets	230,981	189,853
Total assets	678,947	686,302
Current portion of long-term debt	130	50,795
Short-term debt	4,035	3,219
Accounts payable	85,881	67,929
Accrued expenses	81,535	71,767
Long-term debt	37,614	32,697
Other long-term liabilities	25,698	28,605
Total liabilities	234,893	255,012
Minority interest	12,992	12,626
Shareholders' equity	431,062	418,664
Net worth per share	10.63	10.33
Shares outstanding	40,554	40,529
NON-GAAP MEASURES (UNAUDITED) (in thousands except per-share amounts)

1. EBITDA from continuing operations
	Quarter Ended
	3/31/06	12/30/05	4/1/05

Net earnings	$ 11,964	$ 7,751	$ 5,109
Net loss from discontinued operations	78	77	340
Cumulative effect of accounting changes, net	(75)	564	--
Minority interest	288	(106)	221
Income taxes	2,793	2,137	1,575
Interest expense (income), net	687	(194)	(240)
Other expense (income)	(494)	596	420
Depreciation and amortization	7,428	6,693	5,652
Impact of purchase accounting, Adjustments	738	1,500	--
EBITDA from continuing operations	23,407	19,018	13,077
Severance and asset-impairment expenses	865	2,395	942
EBITDA from continuing operations excluding severance, asset-impairment expenses, and cumulative effect of accounting changes	24,272	21,413	14,019

2. Net earnings per diluted share from continuing operations, excluding severance and asset- impairment expense, cumulative effect of accounting changes and impact of purchase accounting adjustments
	Quarter Ended
	3/31/06	12/30/05	4/1/05

Net earnings per diluted share, GAAP	$ 0.30	$ 0.19	$ 0.13
Diluted loss per share from discontinued operations	--	--	0.01
After-tax severance and asset-impairment expense, per share	0.02	0.05	0.02

Cumulative effect of accounting change, net	--	0.01	--
After-tax impact of purchase accounting adjustments	0.01	0.04	--
Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expense	0.33	0.29	0.16
Segment operating profit excluding severance and asset-impairment expense and impact of purchase accounting adjustments
Quarter Ended
3/31/06	12/30/05		4/1/05

Pulse operating profit, GAAP	$ 12,342	$ 9,646	$ 5,963
Impact of purchase accounting adjustments	738	1,500	--
Pre-tax severance and asset-impairment expense	508	1,266	930
Pulse operating profit, excluding severance and asset-impairment expense and impact of purchase accounting adjustments	13,588	12,412	6,893

AMI Doduco operating profit, GAAP	2,899	1,179	1,462
Pre-tax severance and asset-impairment expense	357	1,129	12

AMI Doduco operating profit, excluding severance and asset-impairment expense	3,256	2,308	1,474

1. EBITDA from continuing operations (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding equity method investment earnings/losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment and unusual gains or losses facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

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